EXHIBIT 14.1

                            DOV PHARMACEUTICAL, INC.

                       CODE OF BUSINESS CONDUCT AND ETHICS

                                  Introduction

Purpose and Scope

         The board of directors of DOV has established this code to aid our directors, officers and employees including those of our subsidiaries in making ethical and legal decisions when conducting DOV's business and performing their day-to-day duties.

         DOV's board will supervise code adherence. Day-to-day responsibility for administering and interpreting the code has been delegated to a compliance officer. DOV's general counsel has been appointed to that position.

         We expect our directors, officers and employees at all times to exercise reasonable judgment when conducting company business, to ensure that they are acting within both the letter and spirit of the code. The code cannot possibly contain the answer to every situation you may encounter, or every concern you may have about conducting business ethically and legally. When concerns arise, or if you have questions about the code, you should speak with your supervisor or the compliance officer.

Contents of the Code

         This code of business conduct and ethics has two further sections. The first, Standards of Conduct, contains guidelines that our directors, officers and employees are expected to follow in the conduct of DOV's business. The second section, Compliance Procedures, contains information about how the code functions including who can provide guidance under the code and how violations may be reported, investigated and punished. This section also contains a discussion about waivers of and amendments to the code.


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                                                                    EXHIBIT 14.1

A Note About Other Obligations
------------------------------


         Each director, officer and employee generally has other legal and contractual obligations to the company. These include their employment and assignment of inventions and confidentiality agreements as well as proscriptions on the use of material, non-public information. This code is not intended to change these obligations. The standards in this code should be viewed as the minimum standards that we expect from our directors, officers and employees in the conduct of DOV's business.

                              Standards of Conduct
                              --------------------

Conflicts of Interest
---------------------

         Any transaction or relationship that does, or reasonably could be expected to, give rise to a conflict of interest, including those with a person or party related directly or indirectly to DOV or its affiliates, should be reported promptly to the compliance officer. A conflict of interest exists if your interests are or could become at odds those of DOV, or reasonably might seem to, from an outside point of view. Even if the likelihood is slight, you should report it if the conflict, should it materialize, would be material. Any direct or indirect (e.g. through one's spouse) interest or relationship whatsoever with a contract or regulatory agency or its employees dealing with DOV would be included. If at all possible, conflicts should be reported when they are identified and still potential. The solution to a reported conflict can range from full and fair disclosure to DOV, followed by its consent, to prohibition. A useful rule in judging whether an actual or potential conflict exists is to ask: if I were my supervisor would I want to know?

          The compliance officer may notify the board as he or she deems appropriate. The compliance officer, in all cases, is required to report actual or potential conflicts of interest involving a director, executive officer or member of the legal department to the chairman of the board or, as appropriate, the chairman of the audit committee.

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                                                                    EXHIBIT 14.1

Compliance With Laws, Rules and Regulations
-------------------------------------------

         We are determined to conduct our business in compliance with both the letter and spirit of applicable laws, rules and regulations. Our firm policy is that no director, officer or employee may engage in any unlawful activity in conducting DOV's business, or in performing his or her day-to-day company duties, and that no director, officer or employee may instruct others to do so.

Protection and Proper use of DOV Assets
---------------------------------------

         Loss, theft and misuse of DOV's assets, in particular our intellectual property, will likely have a direct adverse impact on our business. You are expected to protect company assets that are entrusted to you and to protect company assets in general. You are also expected to take steps to ensure that DOV's assets are used only for legitimate business purposes.

Corporate Opportunities
-----------------------

         Each director, officer and employee owes a duty to DOV to advance our legitimate business interests whenever the opportunity to do so arises. To this end, you are prohibited from

         o diverting to yourself or to others any opportunity that is discovered through the use of our property or information, or as a result of your position with us, unless the opportunity has first been formally presented to and rejected by us in writing

         o using DOV's property or information or your position for improper personal gain or

         o    competing with the company.

         While each employee is free to terminate at any time, you may not while still employed recruit other employees to join you. Non-competition agreements apply to prevent executive staff from joining a competitor while still being paid by DOV.

         Nor may you take with you to use at your new position any information that is proprietary or confidential to DOV. This sentence is subject to the more complete statement of your responsibility found in your confidentiality and assignment of inventions agreement.

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                                                                    EXHIBIT 14.1

Confidentiality
---------------

         Confidential information includes all non-public information that might be of use to competitors or harmful to the company or its customers if disclosed. You may not disclose company confidential information, except when disclosure is authorized by us or required by law, rule or regulation. You are required to use confidential information solely for legitimate company purposes. You must return all company confidential information in your possession when you leave.

Fair Dealing
------------

         Competing vigorously, yet lawfully, with competitors and establishing advantageous, but fair, business relationships with customers and suppliers is a part of the foundation for our long-term success. We applaud this. However, unlawful and unethical conduct, apart from being wrong, and even if it leads to short-term gain, may damage our reputation and long-term business prospects. Accordingly, it is our policy that directors, officers and employees must deal ethically and lawfully with our business partners, licensees, customers, suppliers and competitors in all business dealings. No director, officer or employee should take unfair advantage of another person in business dealings on our behalf through the abuse of privileged or confidential information or through improper manipulation, concealment or misrepresentation of material facts.

         No director, officer or employee may cause us to enter into a transaction with the intent to document or record it in a deceptive or unlawful manner. No director, officer or employee may create any false or artificial documentation or book entry for any transaction entered into by the company. Officers and employees who have responsibility for accounting and financial reporting matters are required to timely and accurately record all funds, assets and transactions on our books and records. More detailed instructions for reporting financial irregularities, internal accounting controls and auditing matters are found in the DOV audit committee complaint procedures.

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                                                                    EXHIBIT 14.1

Quality of Public Disclosures
-----------------------------

          We are committed to providing our shareholders with complete and accurate information about our business, financial condition and results of operations, related party transactions if any and other reporting matters in accordance with the securities laws of the United States. DOV's policy is that the reports and documents it files with or submits to the Securities and Exchange Commission, and its earnings releases and similar public communications, include fair, timely and understandable disclosure. Directors, officers and employees who are responsible for these filings and disclosures must use reasonable judgment and perform their responsibilities honestly, ethically and objectively in order to ensure that this public disclosure policy is carried out.

                              Compliance Procedures
                              ---------------------

Dissemination of Code
---------------------

         All directors, officers and employees will be supplied with a copy of the code. Updates will be provided from time to time. A copy of the code is also posted on the company's website at www.dovpharm.com. The website also has the names of the compliance officer, board chairman and chairman of the audit committee and their contact information.

Monitoring Compliance and Disciplinary Action
---------------------------------------------

         DOV's management, under the supervision of the board or, in the case of accounting, internal accounting controls or auditing matters, the audit committee, will take reasonable steps from time to time to monitor compliance with the code. This will include establishment of monitoring systems designed to investigate and detect conduct in violation of the code. DOV will impose and enforce appropriate disciplinary measures for code violations. Disciplinary measures may include counseling, oral or written reprimands, warnings, probation or suspension with or without pay, demotions, reductions in salary, termination of employment or service and restitution.

         The compliance officer will report periodically to the board and, as appropriate, the audit committee on compliance efforts including reports received on alleged code violations and actions taken on each report and violation.

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                                                                    EXHIBIT 14.1

Reporting Concerns/Receiving Advice/Communication Channels
----------------------------------------------------------

         Be Proactive. Every director, officer and employee is required to be proactive and ask questions, seek guidance and report to the compliance officer suspected violations of the code as well as any violation or suspected violation of law, rule or regulation arising in the conduct of the our business or occurring on our property.

         Seek Guidance. The best starting point for seeking advice on ethics-related issues or reporting potential violations of the code will usually be your supervisor. If the conduct in question involves your supervisor, or if you have reported the conduct to your supervisor and do not believe the matter has been dealt with properly, or if for any reason you do not feel that you can discuss the matter with your supervisor, the matter should be taken up with the compliance officer.

         Communication Alternatives. A director, officer or employee may communicate with the compliance officer by any method including orally.

         Reporting Accounting and Similar Concerns. Any concerns or questions regarding potential violations of the code or any other company policy or procedure involving accounting, internal accounting controls or auditing matters should be directed to the audit committee chairman. The communication may be confidential or anonymous, or both. The procedures for communicating such matters are found in the audit committee complaint procedures. These procedures are posted on the company's website.

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                                                                    EXHIBIT 14.1

         Reporting Anonymity. If a reporting person wishes to remain anonymous, he or she may do so, and DOV will use reasonable efforts to protect the confidentiality of the reporting person subject to applicable law or legal proceedings. If a report is made anonymously, however, the compliance officer or audit committee may not have sufficient information to look into or otherwise investigate or evaluate the allegations. Accordingly, persons who make reports anonymously should provide as much detail as is reasonably necessary to permit the compliance officer or audit committee to evaluate the matter and, if appropriate, conduct an appropriate investigation without further help of the reporting person.

No Retaliation
--------------

         DOV absolutely forbids any retaliation against any officer or employee who, acting in good faith, reports suspected misconduct even if the report turns out to be mistaken. Any person who participates in any such retaliation will be subject to disciplinary action including termination.

Waivers and Amendments
----------------------

         No waiver of any provision of the code for the benefit of a director or an executive officer will be effective unless approved by the board and, if applicable, the waiver is disclosed to our shareholders in accordance with securities laws and the rules and regulations of Nasdaq. Waivers of the code for other employees may be made by the compliance officer, and reported to the board.

         All amendments to the code must be approved by the board and, if the law requires, must be disclosed to our shareholders in accordance with applicable securities laws and the rules and regulations of Nasdaq.

Adopted December 18, 2003